Exhibit 23
                                                                      ----------

                        Independent Accountants' Consent

The Board of Directors
Anaren Microwave, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 33-36761, No. 333-03193, No. 333-70397, No. 333-70427, No. 333-50390, No.
333-50392 and 333-70422) on Form S-8 and Form S-3 of Anaren Microwave, Inc. of our report dated August 1, 2001, relating to the consolidated balance sheets of Anaren Microwave, Inc. and subsidiaries as of June 30, 2001 and June 30, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2001, which report appears in the June 30, 2001 annual report on Form 10-K/A dated November 9, 2001 of Anaren Microwave, Inc.

                                                             /s/ KPMG LLP

Syracuse, New York
November 7, 2001